Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Names Chief Human Resources Officer

CHICAGO (May 5, 2008 ) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today named Richard J. Caldera as Chief Human Resources Officer. Based in the firm’s Chicago headquarters, he will also serve on the firm’s Executive Committee.

“Heidrick & Struggles has been without a global head of HR for more than a year. Since then, our business outside the Americas has grown to account for more than 50 percent of revenue while combined headcount in Europe and Asia Pacific has increased 14 percent,” said Chief Executive Officer L. Kevin Kelly. “Dick is a highly regarded senior HR executive with 28 years of multinational experience at the divisional and corporate levels of top international companies. He will be instrumental in our continuing efforts to deliver a global people strategy that supports our goal of providing great service to clients.”

Caldera, 51, joins Heidrick & Struggles from Royal Philips Electronics N.V. where he has been since 2004. Most recently he was Senior Vice President, Human Resources, Mergers & Acquisitions for the Healthcare Sector. Previously he was Senior Vice President, Human Resources at Skanska AB from 2002 to 2004 – based in New York and Stockholm – and Vice President and Senior Human Resources Officer, Global Operations at CNA Financial Corporation from 1998 to 2002.

Prior to that he held HR positions of increasing responsibility at Amoco Corporation, including having led the HR function for Amoco’s European chemical operations while living in Geneva from 1989 to 1994. He joined Amoco in 1980.

Added Kelly: “Known for his pragmatism and strategic thinking, Dick is a results-oriented leader with demonstrated expertise in building and leading the HR function. He has a broad base of experience in leadership development, executive compensation, talent management, organization design, and post-merger integration. We are pleased to welcome him to Heidrick & Struggles.”

He earned an MBA from Marquette University and a bachelor’s degree from the University of Notre Dame.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

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Contact

Eric Sodorff at +1 312 496 1613 or esodorff@heidrick.com

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